LEASE AGREEMENT


THIS LEASE AGREEMENT (the "Agreement") is made on this 10th day of May, 1998.

Lessor: Beijing Industrial School of Posts and Telecommunications
Legal address: #2 Jiangtai Road, Chaoyang District, Beijing 100016 PRC Legal representative: Ms. Chen Rong
Title: President
Nationality: Chinese
           (hereinafter referred to as "Party A")

Lessee: Beijing United Family Health Center
Legal address: #2 Jiangtai Road, Chaoyang District, Beijing 100016 PRC Legal representative: Ms. Roberta Lipson
Title: Chairman of the Board
Nationality: USA
           (hereinafter referred to as "Party B")

Party A and Party B hereinafter may be individually referred to as a "Party" and collectively referred to as the "Parties".


Whereas:

    1. Party A is the owner of a building located on the campus of the Beijing Industrial School of Posts and Telecommunication at #2 Jiangtai Road, Chaoyang District, Beijing, consisting of an entire gatehouse, the specific area to be rented for Party B's use is fully described in Schedule A attached hereto (the "Premises").

    2. Party B desires to rent the Premises and Party A has agreed to rent the Premises to Party B under the terms and conditions herein.


NOW THEREFORE, the Parties hereby agree as follows:


Article 1 - Lease of Premises

    Party A agrees to lease the Premises to Party B and Party B agrees to lease the Premises and accepts the terms and conditions in this Agreement. During the Term, Party B will possess the exclusive use of 780 square meters of Premises (the entire Premises, except Party A's using area) the use designated by Party B, including representative office, and other lawful activities.


Article 2 - Rental Term

2.1 The rental period shall be for an initial term of five years, commence on July 1, 1998 and end on June 30, 2003 ("Initial Term").

2.2 Party A and Party B agree that after the expiration of the Initial Term, Party B will have the right to extend the rental period of Premises ("the Extended Term"). The Extended Term shall end on December 24, 2010. The Parties will enter into an agreement for this Extended Term one year prior to the expiration of the Initial Term. The basic terms and conditions applicable to the Extended Term will be the same as the terms and conditions applicable to the Initial Term, Party A and Party B shall discuss the adjustment of the annual rent ; however, if increasing, it shall not be adjusted in an amount greater than 50% of the annual rent. If Party A fails to enter into an agreement for an Extended Term, Party A shall return 66% of the total renovation expenses paid by Party B for the renovation of Premises to Party B before the expiration of this Agreement. Party B shall deduct such expenses from its rental payment stipulated in "Lease Agreement" made by two Parties on November 8, 1995 and its Amendments made by both Parties. If Party B fails to extend the rental period of Premises, Party B shall pay the 50% of an annual rent separately before the expiration of this Agreement.

2.3 After expiration of the Extended Term, Party B will have the right of first refusal prior to Party A renting the Premises to another party. For purposes of this provision, Party B's right of first refusal means that if Party B offers the same amount of total payment as another genuine offer from another party, Party A will accept the rental offer from Party B.


Article 3 - Deposit and  Rent

3.1 Within ten working days after the effective date of this Agreement, Party B will pay Party A Two Hundred Thousand Renminbi Yuan (RMB200,000.00) deposit. The Two Hundred Thousand Renminbi Yuan (RMB200,000.00 ) deposit shall be applied against the first six month's rent for the Premises.

3.2 During the Term, the annual rent for the Premises shall be Eight Hundred and Fifty Thousand Renminbi Yuan (RMB850,000.00). Rental payments will be made once every six (6) months in two equal installments. Party B will make payments equivalent to 50% of the rental payment to an account designated by Party A before January 10 and July 10 per year respectively.


3.3 The rent specified in this article covers all security services, parking, heating, waste discharge, trash disposal, exterior cleaning of the Premises and line/pipe equipment maintenance, and any fees that may occur linked to increases in the supply of water, electricity and waste discharge. Notwithstanding the foregoing, Party B agrees that it will be responsible for arranging for the disposal of medical waste, including any medical water waste which is required to be disposed of separately under Chinese regulations. When the availability of electricity and water to the Premises is limited through the use of quotas assigned by the relevant local government departments. Party A agrees to use its best efforts to see that such quotas are increased if necessary to ensure that there is adequate electricity and water for use by Party B.

3.4 The rent specified in this article also includes the amount of annual usage of electricity by Party B. The annual quota of electricity to Party B is ten thousand KWH. The annual quota of water to Party B is the same as the "Amendment Number Three To The Lease Agreement" made by two Parties on November 26, 1996. Party B shall install independent water and electricity meters to measure the amount of annual usage of water and electricity by the Premises. If the annual usage of water and electricity by Party B exceeds the agreed quotas, Party B shall pay for amounts in real excess of these quotas. However, the rate at which Party B pays for water and electricity shall be the same rate which Party A pays for water and electricity. If the price for water and electricity rises due to a government adjustment, the two Parties will consult separately the adjustment of the quotas of water and electricity.

Article 4 - Warranties and Responsibilities of Party A

4.1 	Party A hereby represents and warrants to Party B

4.1.1 Party A has the right to lawfully lease the Premises to Party B, and has all necessary legal authority to enter into this Agreement with Party B and carry out its obligations stipulated herein. In addition, Party A shall provide to Party B copy of Party A's "Real Property Ownership Certificate" which shall be attached hereto as Schedule B.

4.1.2 The Premises and the site on which the Premises are located are in good repair and sound structural condition and in compliance with all relevant building, fire and safety, public security and other regulatory standards and shall be maintained as such during the Term. Party B shall have no obligations under this Agreement until Party A has supplied evidence of compliance with all such regulatory (all approval documents to the Premises) of the Premises and certificates to the Premises.

4.1.3 The Premises (and the site on which the Premises are located) are not subject to any lease, mortgage, charge or any other encumbrance and Party A will not during the Term create or grant any lease, mortgage or charge or other encumbrance over the Premises that could have any unfavorable impact on Party B.

4.1.4 During the Term, Party A shall guarantee that the Premises are connected to the public water, drainage, electricity and winter heating systems.

4.1.5 During the Term, should there be any other construction within the campus, Party A shall not interfere with Party B's convenient vehicle passage.

4.2 In addition to its responsibilities stated elsewhere in this Agreement, Party A shall have the following responsibilities:

4.2.1 Within 5 days of the Effective Date, Party A shall deliver actual possession of the Premises to Party B for its use. During the Term, Party A agrees to Party B's quiet enjoyment of the Premises.

4.2.2 Party A shall secure all required government permits for the use of the Premises and its land for the activities as set forth in this Agreement.

4.2.3 Party A agrees to directly and continuously supply electricity, water, and winter heating to the Premises. Upon notification by Party B of defects, Party A shall promptly repair the defects.

4.2.4 If Party B is unable to carry on its normal business activities for a period of five consecutive days because of lack of a sufficient supply of electricity, water or heat (under the condition of maintaining 16 degrees Celsius room temperature and above), during the specified period, or for any reason which is the responsibility of Party A, Party B shall not be responsible for payment of rent for the period beginning on the sixth day Party B is unable to carry on its normal business activities, and continuing until the electricity, water or heating has been restored to normal operation or the problem has been resolved. Party B may deduct the rent payable for such period from its next rental payment.

4.2.5 Party A shall be responsible for repairs to both original interior fixtures and to the exterior of the Premises throughout the Term. Should Party A be unable or unwilling to effect such repairs, Party B may arrange for such repairs itself and may deduct the costs of such repairs from its next rental payment.

4.2.6 So as not to interfere with Party B's business activities, Party A must adhere to the stipulations of the concerned Chinese laws and regulations in handling the relevant procedures.

4.2.7 Party A shall be responsible for the payment of all taxes, fees and charges which may be levied by the Chinese laws and regulations in respect of the Premises.

4.2.8 Party A shall provide Party B with copies of detailed technical drawings for the Premises (including the Premises' structural drawing, floor plan, pipeline drawings, etc.)

4.2.9 Party A shall maintain the tranquility of the surrounding of Premises and will not permit others to use the non-rented part of the Premises and the surrounding of the Premises for commercial activities such as selling food or commodities.

4.2.10 Party B and Party B's employees, customers and invitees shall have convenient, continuous and unhindered 24-hour access to the Party A's School at all times for the full Term. Party B and its subtenants may erect a sign on the exterior gate of the campus and may also erect a sign at each entrance to the Premises.

4.2.11 Party A shall maintain during the entire Term adequate property and liability insurance to cover the Premises. All such insurance policies shall name Party B as an additional insured and provide that Party B shall be given written notice not less than sixty (60) days prior to any termination, amendment, cancellation or modification thereof. Party A shall within thirty
(30) days of the Effective Date purchase insurance and provide to Party B copies of the relevant certificates of such insurance coverages. If Party A has applied for insurance but is unable to complete the purchase of insurance by the deadline due to issues related to the renovations or activities of Party B, the deadline will be waived and the parties will establish a new timetable by mutual agreement. Both parties agree that the purchase of insurance shall be on the renovated building. Party B will pay for the increased cost of insurance caused by any increase in the value of the building attributable to Party B's renovations. For purposes of this provision, the parties agree that the issue of increased cost will be determined by a comparison of insurance cost quotations for the building, one insurance cost quotation without the renovations, and one insurance cost quotation with the renovations.


Article 5 - Warranties and Responsibilities of Party B

5.1 	Party B hereby represents and warrants to Party A:

5.1.1 During the Term, Party B shall not engage in illegal activities on the Premises, shall not permit any subtenants to engage in illegal activities on the Premises.

5.1.2   Party B shall avoid engaging in dangerous activities on the Premises.

5.1.3 During the Term, Party B shall take good care of the Premises and facilities. Should Party B intentionally or accidentally cause damage to the Premises and facilities, it should be responsible for repair or compensation.

5.1.4 Party B shall not arbitrarily demolish and rebuild or damage the basic structure of the Premises.

5.1.5 Party B shall not engage in activities on the Premises which would damage Party A's reputation.

5.2 In addition to responsibilities stated elsewhere in this Agreement, Party B shall have the following responsibilities:

5.2.1 Party B shall pay rent in accordance with the terms of this Agreement. Should Party B fail to pay the rent without justification, Party B shall pay a delayed payment fee based on the number of days. The daily delayed payment fee shall be 0.5% of the corresponding fee.

5.2.2 During the Term, Party B shall take all reasonable precautions to protect the Premises from damage and shall report any damage to Party A upon discovery of such damage.

5.2.3 After renovations to the interior of the Premises, Party B shall provide copies of the remodelling and renovation construction drawings and relevant information.

5.2.4 During business activities or other activities, Party B shall preserve the peacefulness of the environment and must not interfere with the teaching activities of Party A and the normal rest of the surrounding residents.

5.2.5 During the Term, Party B's employees, customers and invitees shall abide by security regulations as agreed to by both Parties and shall respect the employees of Party A.

5.2.6 Party B shall bear responsibility for the handling of medical waste and medical water waste discharge as well as consequences created by the improper handling of such waste.

5.2.7 Party B shall equip the interior of the Premises with the required fire prevention equipment, formulate fire prevention measures and carry out fire safety drills in accordance with the requirements of the relevant fire department.

5.2.8 After the expiration of this Agreement, Party B shall without question give to Party A all fixtures within the Premises that cannot be moved.


Article 6  - Renovation


6.1 Party A ensure that the Premises rented to Party B is a finished building which is up to the standard; and Party A agrees that as of the Effective Date, Party B can freely remodel and renovate the Premises, provided that such remodelling and renovation shall not damage the basic structure of the Premises. Party A agrees to cooperate fully in such remodelling and renovation work, and to assist Party B in obtaining any required government permits or approvals. (The structural safety of such renovations shall be verified by a Beijing architectural firm.)

6.2 Party B shall pay design fees and renovation fees for those renovation and remodelling requested by Party B.

6.3 Party A and Party B agree that either Party shall consult with the other Party and get the consent of the other Party before remodelling and construction on the roof of the Premises, or utilizing the roof of the Promises for the expansion of its using area.


Article 7 - Quiet Enjoyment

    Party A agrees that, if it shall decide to undertake construction activities on the grounds, it will consult with Party B first and will do its best to reduce the impact of construction activities that effect Party B.

Article 8 - Assignment

    Party A agrees that Party B shall be entitled to assign its rights and obligations under this Agreement to a third party. In addition, Party A agrees to cooperate fully with Party B in obtaining any necessary government approvals of such assignment. Party B shall be responsible for the costs of any such assignment, and shall notify Party A of any such assignment within 10 days of executing an assignment agreement.

Article 9 - Sublease

    Party A agrees that Party B, under the condition of carrying out all the stipulations as set forth in article 5 of this Agreement, shall be entitled to sublease the Premises or a part of the Premises provided that it shall notify Party A within 5 days of the effective date of such sublease.

Article 10 - Surrender of the Premises

    Party B within 30 days of the expiration of the Term shall vacate the Premises and redeliver the Premises in a clean and sound condition to Party A. Party B shall not be required to rebuild any walls removed by Party A or Party B, or undo remodelling or renovation undertaken pursuant to Article 6. Party B may remove any equipment, machinery, furnishings and other structures and installations which were not provided by Party A. If the Premises have not been surrended by the assigned date, Party B shall pay per day 110% of the average daily rental fee.

Article 11 - Inspection

11.1 Upon the Effective Date, Party A shall provide Party B with the copy of Party A's "Real Property Ownership Certificate".

11.2 Upon the Effective Date, Party B shall conduct an inspection of the Premises with a representative of Party A.

11.3 Within 30 days of the expiration of the Term, a representative of Party B will accompany a representative of Party A to inspect the condition of the Premises and return the usage right of the Premises to Party A. The Premises shall be handed back to Party A without any change to the basic structural features of the Premises.

ARTICLE 12 - Termination Of This Agreement

12.1 Should any of the following situations occur, Party B may terminate this Agreement:

12.1.1 If after three months from the date this Agreement becomes effective, Party A has still not provided evidence of the Real Property Ownership Certificate;

12.1.2 If the Premises are defective or damaged through no fault of Party B, such that Party B is unable to use the Premises for its intended purpose, and Party A fails to remedy the situation within thirty (30) days following receipt of written notice from Party B; or

12.1.3 If Party A otherwise breaches this Agreement, which breach remains uncured ninety (90) days after Party B has provided Party A with written notice of the breach.

12.2 Should any of the following situations occur, Party A may terminate the Agreement:

12.2.1 If Party B uses the Premises in violation of the terms of this Agreement substantially damaging the interests of Party A, and such situation is not remedied within sixty (60) days after Party A has provided Party B with written notice of the breach.

12.2.2 If Party B fails to make payments of the Rent within sixty (60) days of the due date for such rental payment.

12.3 Should any of the following situations occur, either Party may terminate this Agreement:

    If the conditions or consequences of Force Majeure prevail for a period in excess of three (3) consecutive complete calendar months and the Parties have been unable to find an equitable solution.


Article 13 - Force Majeure

13.1 "Force Majeure" shall mean all events which are beyond the control of the Parties to this Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either Party

13.2 If an event of Force Majeure occurs, to the extent that the contractual obligations of the Parties to this Agreement cannot be performed as a result of such event, such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

13.3 The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish appropriate proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to minimize the consequences of such Force Majeure.

13.4 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.


ARTICLE 14 - Governing Law; Dispute Resolution

14.1 The formation, validity, interpretation, execution, amendment and termination of this Agreement shall be governed by the published laws and regulations of the PRC.

14.2 Any dispute arising from, out of or in connection with this Agreement shall be settled by friendly consultation between the Parties. In the event that either Party determines that the dispute is unable to be resolved by consultation, either Party may, at any time, refer the dispute to the Beijing Arbitration Commission in Beijing for arbitration according to its arbitration procedural rules then in effect. The result of the arbitration is final and binding to both Parties.

14.3 During arbitration, except for the area of disagreement under arbitration, all other provisions of this Agreement are still valid.


Article 15- Miscellaneous

15.1	Languages

    This Agreement is written in both Chinese and English. The two language versions shall have equal validity and effect.

15.2	Waiver

    Failure, waiver or delay on the part of either Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

15.3	Severability

    The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement provided that, had the Parties known of the invalidity of such provision, they would have presumably concluded this Agreement without such provision.

15.4	Entire Agreement

    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements between them.

15.5	Amendments

    Any amendment to this Agreement shall require both Parties to sign a written agreement. Such amendment shall become effective only upon approval by the Government authorities which will have originally approved this Agreement.

15.6	Registration

    Party A and Party B shall handle the registration and filing procedures with the real estate housing authority in accordance with the relevant regulations. All necessary fees shall be equally borne by both Parties.

15.7 	Costs

    Each party shall bear its own costs in the preparation and execution of this Agreement. Any stamp duty payable on the execution of this Agreement shall be equally borne by the parties in equal shares.

15.8	Implementing Guidelines

    Written guidelines for the further detailed implementation of this Agreement must obtain the written approval of both Parties. Such agreed upon guidelines will have the same force and effect as the Agreement.

15.9 	Effectiveness

    This Agreement is duplicated in four copies, with each Party holding two. The Agreement shall become effective after duly authorized representatives of both Parties attach their signatures and add their seals.

IN WITNESS WHEREOF, this Agreement is signed on the date first written above by the duly authorized representatives of the Parties.


Beijing Industrial School of Posts and Telecommunications



By: /s/ Ms. Chen Rong



Beijing United Family Health Center



By: /s/ Roberta Lipson

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